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                                                              Exhibit 99(a)(15)

Press Release

            IVAX REPORTS PROGRESS IN TENDER OFFER FOR LABORATORIO
             CHILE S.A.; DUE DILIGENCE CONDITION SATISFIED; OTHER
         CONDITIONS REMAIN, INCLUDING 67% OF SHARES MUST BE TENDERED
                     BEFORE SHAREHOLDERS MEETING TOMORROW

     MIAMI--June 21, 2001-- IVAX (AMEX:IVX- news) said today progress has been made on its pending tender offer in the United States (the "U.S. Offer") and the pending tender offer in Chile (the "Chilean Offer") for all of the outstanding shares and American Depositary Shares (ADSs) of Laboratorio Chile S.A. IVAX announced that it had completed its due diligence review of Laboratorio Chile, and as a result of such review, the due diligence condition set forth in Section 15(d) of the U.S. Offer to Purchase and Section 7 (b)4 of the Chilean prospectus has been satisfied.

     IVAX cautions that other important conditions to the offer remain, including that at least 67% of the outstanding Shares (including Shares represented by the ADSs) shall have been tendered into the offer before the Company's Shareholders Meeting, which has been scheduled for 4:00 PM, June 22, 2001. Therefore, IVAX strongly encourages all holders of Shares and/or ADSs to instruct their bank or broker to tender their Shares and/or ADSs as soon as possible.

     Except for the due diligence condition, which has been satisfied, the terms and conditions of IVAX' U.S. Offer and concurrent Chilean Offer remain in effect and unmodified.

     IVAX Corporation, headquartered in Miami, Florida, is engaged in the research, development, manufacturing, and marketing of branded and brand equivalent pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

     Except for the historical matters contained herein, statements in this press release are forward-looking. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect IVAX' business and prospects, including the risks that the remaining conditions for the successful completion of the tender offer for Laboratorio Chile may not be satisfied; that upon completion of the tender offer IVAX may not be able to integrate the operations of Laboratorio Chile without significant capital expenditures or other costs; that IVAX may not realize the anticipated benefits of the acquisition of Laboratorio Chile; that if the tender offer is completed that risks will arise from the operation of Laboratorio Chile; and other factors discussed in the Company's Annual Report on form 10K and other filings with the Securities and Exchange Commission.


CONTACT:

IVAX Corporation, Miami
Investor Relations
Tabitha H. Licea, 305/575-6043
www.ivax.com